                                 EXHIBIT 11.1

                                CONSILIUM, INC.

                  COMPUTATION OF EARNINGS AND LOSS PER SHARE
                                  (Unaudited)
               (Amounts in thousands, except per share amounts)

                                                Three Months Ended
                                                     April 30,
                                           ----------------------------
                                             1995                1994
                                           --------            --------
Primary and fully diluted
  earnings per share:

Weighted average number of                    7,511               7,347
  shares outstanding
Weighted average number of shares               217                 ---
  assuming exercise of stock
  options outstanding (1)
                                           --------            --------
Weighted average number of shares
  outstanding, as adjusted                    7,728               7,347
                                           ========            ========

Net income (loss)                          $    166            $ (1,834)
                                           ========            ========

Net income (loss) per share                $   0.02            $  (0.25)
                                           ========            ========

(1) Stock options have not been included in the calculation of loss per share as their effect would be anti-dilutive.